Contact:	Claudia S. San Pedro
Executive Vice President, Chief
Financial Officer and Treasurer
(405) 225-4846

sonic Authorizes NEW $145 million share repurchase program

approves 22% increase to dividend program in Fiscal 2016

OKLAHOMA CITY (August 6, 2015) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced that its Board of Directors has authorized a stock repurchase program for up to $145 million of its common stock through August 31, 2016.  Share repurchases may be made from time to time in the open market or otherwise, including through an accelerated share repurchase program, under the terms of a Rule 10b5-1 plan, in privately negotiated transactions or in round lot or block transactions.

The Company also announced that its Board of Directors has approved the continuation of the Company's quarterly cash dividend program.  Beginning in the first fiscal quarter of 2016, the Company expects to declare a quarterly dividend of $0.11 per share of common stock, which represents an increase of 22% from the current quarterly dividend of $0.09 per share.

“Our multi-layered growth strategy continues to generate ample cash to optimize shareholder value," said Cliff Hudson, Sonic Corp. CEO. "Over the past three years, we have returned in excess of $252 million to our shareholders through the repurchase of 15.1 million shares of our common stock, or approximately 24% of our outstanding shares. We believe that our dividend program complements the repurchase program, while providing an additional lever to deliver value to our shareholders.  We remain confident as ever in our brand and business model and in their capacity to provide this ongoing return.”

The Company completed its fiscal 2015 share repurchase program spending $105 million to repurchase more than 3.5 million shares of its common stock, at an average price of $29.68 per share.  As previously announced, payment of a dividend of $0.09 per share is set for August 21, 2015 to shareholders of record as of the close of business on August 12, 2015.

Future declaration of quarterly dividends and the establishment of future record and payment dates are subject to the final determination of the company’s Board of Directors.

About Sonic

SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving more than 3 million customers every day. Nearly 90 percent of SONIC's 3,500 drive-in locations are owned and operated by local business men and women. Over the past 60 years, SONIC has delighted guests with signature menu items, more than 1.3 million drink combinations and friendly service by iconic Carhops. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com or follow us on Facebook and Twitter.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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